OFFER TO PURCHASE FOR CASH

                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                                       AT

                                $10.50 PER SHARE

                                       BY

                              GT ACQUISITION CORP.,

                          A WHOLLY OWNED SUBSIDIARY OF

                                 WHX CORPORATION
                            ------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 15, 1999, UNLESS THE OFFER IS EXTENDED.

------------------------  THE OFFER IS  CONDITIONED  UPON,  AMONG OTHER  THINGS,
(1)THE PREFERRED STOCK PURCHASE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT SUCH PREFERRED STOCK PURCHASE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER (THE "RIGHTS CONDITION"), (2) THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT THE PROPOSED MERGER CAN BE CONSUMMATED WITHOUT THE NEED FOR A SUPERMAJORITY VOTE OF THE COMPANY'S STOCKHOLDERS PURSUANT TO ARTICLE VI OF THE COMPANY'S CHARTER (THE "SUPERMAJORITY CONDITION"), (3) THE PURCHASER BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW HAVE BEEN COMPLIED WITH OR ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE
PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION"), (4) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY (INCLUDING ITS STOCKHOLDERS) HAVING THE EFFECT OF IMPAIRING THE PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO THE PURCHASER OF THE ACQUISITION OF THE COMPANY, OR THE COMPANY NOT POSTPONING ITS 1999 ANNUAL MEETING OF STOCKHOLDERS OR TAKING ANY OTHER ACTION THAT WOULD IMPEDE THE PARENT'S ABILITY TO NOMINATE ONE OR MORE DIRECTORS FOR ELECTION OR ITS ABILITY TO MAKE ANY OTHER PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS AT SUCH MEETING (THE "DEFENSIVE ACTION CONDITION"), AND (5) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"), SEE INTRODUCTION AND SECTION 14.

THE OFFER IS NOT SUBJECT TO ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED ON OBTAINING FINANCING.
                            ------------------------


December 17, 1998

                                    IMPORTANT

         Any stockholder desiring to tender all or any portion of such stockholder's Shares, and the associated Rights, should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares and, if separate, the certificate(s) representing the associated Rights, to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares (and associated Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Offer or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares (and associated Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares (and associated Rights, if applicable).

         Any stockholder who desires to tender Shares, and the associated Rights, and whose certificates for such Shares (and associated Rights, if applicable) are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares (and associated Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                                TABLE OF CONTENTS



                                                                          PAGE

INTRODUCTION................................................................1
    1.   Terms of the Offer; Expiration Date................................6
    2.   Acceptance for Payment and Payment for Shares......................7
    3.   Procedures for Tendering Shares....................................8
    4.   Withdrawal Rights.................................................11
    5.   Certain Federal Income Tax Consequences...........................12
    6.   Price Range of Shares; Dividends..................................13
    7.   Effect on the Market for the Shares, Stock Exchange Listing and
         Exchange Act Registration.........................................14
    8.   Certain Information Concerning the Company........................15
    9.   Certain Information Concerning the Purchaser and the Parent.......17
    10.  Source and Amount of Funds........................................21
    11.  Background of the Offer; Contacts with the Company................21
    12.  Purpose of the Offer; Proposed Merger; Plans for the Company......23
    13.  Dividends and Distributions.......................................25
    14.  Conditions of the Offer...........................................26
    15.  Certain Legal Matters; Regulatory Approvals.......................29
    16.  Fees and Expenses.................................................31
    17.  Miscellaneous.....................................................31

Schedule I -- Information Concerning the Directors and Executive Officers
              of the Parent and the Purchaser..............................32
Schedule II -- Transactions in the Securities of the Company...............36
Schedule III - WHX Corporation Unaudited Pro Forma Condensed
               Financial Statements........................................37

TO THE HOLDERS OF COMMON STOCK OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC.:

                                  INTRODUCTION

    GT Acquisition Corp. (the "Purchaser") hereby offers to purchase any and all of the outstanding shares of Common Stock, par value $0.25 per share (the "Shares"), of Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 31, 1995, as amended on February 16, 1998, September 18, 1998 and October 5, 1998 (as so amended, the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent (the "Rights Agent"), at a price of $10.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Purchaser is a Delaware corporation and a wholly owned subsidiary of WHX Corporation, a Delaware corporation (the "Parent"). Unless the context otherwise requires, all references to Shares include the associated Rights and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights. Based on publicly available information, the Purchaser believes that one Right is currently associated with each Share.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes upon the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Harris Trust Company of New York, as depositary (the "Depositary"), and Innisfree M&A Incorporated, as information agent (the "Information Agent"), incurred in connection with the Offer.
See Section 16.

    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser intends to propose, and to seek to have the Company consummate as soon as practicable after consummation of the Offer, a merger or similar business combination (the "Proposed Merger") with the Purchaser or another direct or indirect subsidiary of the Parent, pursuant to which each then outstanding Share (other than Shares held by the Parent, the Purchaser or any other wholly owned subsidiary of the Parent, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise appraisal rights under Delaware law) would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer and the Company would become a wholly owned subsidiary of the Parent.

    Although the Purchaser will seek to have the Company consummate the Proposed Merger as soon as practicable after consummation of the Offer, if the Board of Directors of the Company (the "Company Board") opposes the Offer and/or the Proposed Merger, certain terms of the Rights and certain provisions of the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation, as amended (the "Company Charter"), and the Company's By-Laws (the "By-Laws") may affect the ability of the Purchaser to obtain control of the Company and to effect the Proposed Merger. Depending on the Company's response to the Offer and the Proposed Merger, the Parent may take such further actions as it deems appropriate to achieve its objective of acquiring control of the Company, including conducting a proxy contest at the Company's 1999 Annual Meeting of Stockholders (the "Company Annual Meeting"). However, the Parent has not yet made any determination whether to do so. Accordingly, the timing and final terms of the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board of the Company, the number of Shares acquired by the Purchaser pursuant to the Offer, and whether the Rights Condition, the Supermajority Condition and the Business Combination Condition (each as defined below) are satisfied or waived. For a discussion of certain appraisal rights that will be available to stockholders upon consummation of the Proposed Merger, see Section 12.

    In connection with the Offer and the Proposed Merger, the Parent and the Purchaser intend, if necessary, to nominate, and solicit proxies for the selection of, one or more nominees who support the Offer and the Proposed Merger (the "Parent Nominees") at the Company Annual Meeting and to solicit proxies for certain other proposals. The Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees would be proponents of Board action to: approve the Proposed Merger; amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights Condition is satisfied; satisfy the Supermajority Condition, satisfy the Business Combination Condition; and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The Company has disclosed in its Proxy Statement filed with the SEC on February 4, 1998 that the Company Annual Meeting will be held on Wednesday, March 17, 1999. In accordance with the applicable provisions of the Company Charter, any nominations for the class of directors to be elected at the Company Annual Meeting by the Parent must be submitted to the Company on or before January 25, 1999.

    The Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company by the Parent. The Purchaser reserves the right to amend the Offer upon entry into an acquisition agreement regarding a business combination with the Company or otherwise or to negotiate an acquisition agreement or other agreement regarding a business combination with the Company not involving a tender offer. See Section 14.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE COMPANY ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH THE PARENT AND/OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF
SECTION 14(a) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

CERTAIN CONDITIONS TO THE OFFER

    The Offer is conditioned upon, among other things, (i) the Rights having been redeemed by the Company Board or the Purchaser being satisfied, in its reasonable judgment, that the Rights are invalid or otherwise inapplicable to the Offer (the "Rights Condition"); (ii) the Purchaser being satisfied, in its reasonable judgment, that the Proposed Merger can be consummated without the need for a supermajority vote of the Company's stockholders pursuant to Article VI of the Company Charter (the "Supermajority Condition"); (iii) the Purchaser being satisfied, in its reasonable judgment, that the provisions of Section 203 of the DGCL have been complied with or are invalid or otherwise inapplicable to the Offer and the Proposed Merger (the "Business Combination Condition"); (iv) the Company not having entered into or effectuated any agreement or transaction with any person or entity (including its stockholders) having the effect of impairing the Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to the Purchaser of the acquisition of the Company, or the Company not postponing the Company Annual Meeting or taking any other action that would impede the Parent's ability to nominate one or more directors for election or its ability to make any other proposals to be voted upon by stockholders at such meeting (the "Defensive Action Condition"); and (v) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or been terminated prior to the expiration of the Offer (the "HSR Condition"). See Section 14.

    The Rights Condition. Consummation of the Offer is conditioned upon the Rights having been redeemed by the Company Board or the Purchaser being satisfied, in its reasonable judgment, that the Rights are invalid or otherwise inapplicable to the Offer.

    The following discussion is based upon the Company's Form 8-B filed with the Securities and Exchange Commission (the "SEC") on October 31, 1995, as amended by Forms 8-A/A on March 12, 1998, September 21, 1998 and October 5, 1998 (the "Form 8-A").

    On October 20, 1995, the Company Board declared a dividend distribution of one Right for each Share and executed the Rights Agreement. One Right was distributed with respect to each outstanding Share to stockholders of record on

November 1, 1995. Under the Rights Agreement, each Right entitles the holder to purchase one Share at an exercise price of $45.00, subject to adjustment.

    Under the Rights Agreement, until the close of business on the Distribution Date (which is defined as the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (the "Acquiring Person") has become the beneficial owner of 10% or more of the outstanding voting stock of the Company and (ii) 10 business days (or such later date as the Company Board shall determine) following the commencement of a tender offer or exchange offer which would result in a person or group beneficially owning 10% or more of the outstanding Shares), the Rights will be evidenced by the certificates evidencing Shares ("Share Certificates") and will be transferred with and only with Share Certificates. As soon as practicable after the Distribution Date, certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date, and thereafter the separate Rights
Certificates alone will evidence the Rights. Under the terms of the Rights Agreement, the Parent's acquisition of beneficial ownership of less than 10% of the Shares pursuant to the Offer or otherwise would not cause the Distribution Date to occur.

    The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on July 28, 2002 unless earlier redeemed by the Company as described below.

    At any time prior to the Distribution Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Company Board ordering redemption of the Rights, the Rights will terminate and the only right to which the holders of Rights will be entitled will be the right to receive the Redemption Price.

    Based on publicly available information, the Purchaser believes that, as of the date of this Offer, the Rights were not exercisable, Rights Certificates have not been issued and the Rights were evidenced by the Share Certificates. The Purchaser believes that, as a result of the Purchaser's public announcement of the Offer, the Distribution Date will be no later than Monday, January 4, 1999 unless prior to such date the Company Board redeems the Rights or amends the Rights Agreement to delay the Distribution Date.

    The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Form 8-A, the text of the Rights Agreement as an exhibit thereto filed with the SEC and subsequent amendments to the Rights Agreement as filed with the SEC. Copies of these documents may be obtained in the manner set forth in Section 8 below.

    Stockholders are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will automatically constitute a tender of the associated Rights. See Section 3.

    The Purchaser is hereby requesting that the Company Board redeem the Rights or take the other action described below. The Purchaser believes that, under applicable law and under the circumstances of the Offer, the Company Board is obligated by its fiduciary responsibilities to give careful consideration to redeeming the Rights or rendering the Rights Agreement inapplicable to the Offer, and that its failure to do so would be a violation of law. However, there can be no assurance that the Company Board will do so.

    Supermajority Condition - Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that the Proposed Merger can be consummated without the need for a supermajority vote of the Company's stockholders pursuant to Article VI of the Company Charter.

    Article VI of the Company Charter requires that certain business combinations, such as the Proposed Merger, between the Company and any person that, directly or indirectly, is the beneficial owner of 10% or more of the outstanding voting power of the Company (an "Interested Person") be approved by 70% of the outstanding Shares (the "70% Vote

Requirement") unless (i) the combination shall have been approved by a majority of the directors who are unaffiliated with and not a nominee of such Interested Person (the "Continuing Directors") or (ii) certain "fair price" provisions are satisfied. The "fair price" provisions generally require, among other things,
(i) that the stockholders receive at least the same amount of cash or fair market value of other consideration as such Interested Person paid for any of its Shares; (ii) that such Interested Person not receive any loans or guarantees from the Company or make major changes in the Company's business or equity capital structure prior to the consummation of the such business combination; and (iii) that a proxy statement relating to the proposed business combination be mailed to the stockholders soliciting their approval of the proposed business combination. The 70% Vote Requirement may be amended only by the vote or consent of 70% of the stockholders of the Company.

    The foregoing summary of Article VI of the Company Charter is qualified by reference to the text thereof as filed by the Company with the SEC and which can be examined or copies thereof obtained as set forth in Section 8 (except that it will not be available at the regional offices of the SEC).

    The Purchaser is hereby requesting that the Company Board promptly adopt a resolution approving the Offer and the Proposed Merger for purposes of Article VI of the Company Charter. The Purchaser believes that, under applicable law, and under circumstances of the Offer, the Company Board is obligated by its fiduciary responsibilities to give careful consideration to approving the Offer and the Proposed Merger for purposes of Article VI of the Company Charter and that its failure to do so would be a violation of law. However, there can be no assurance that the Company Board will do so.

    The Business Combination Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its reasonable judgment, that the provisions of Section 203 of the DGCL have been complied with or are invalid or otherwise inapplicable to the Offer and the Proposed Merger.

    The acquisition by the Parent of beneficial ownership of 15% or more of the Shares pursuant to the Offer, the Proposed Merger or otherwise, including the timing and details thereof, are subject to, among other things, the provisions of the DGCL, including Section 203 ("Section 203"). In general, Section 203 prevents a Delaware corporation from engaging in a "Business Combination"
(defined as any of a variety of transactions including mergers) with an "Interested Stockholder" (defined generally as a person owning 15% or more of the outstanding voting stock of a corporation) for a period of three years following the date such person became an Interested Stockholder, unless, before such person became an Interested Stockholder, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder.

    The foregoing summary of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the provisions of
Section 203 of the DGCL.

    The Business Combination Condition would be satisfied if, prior to the acquisition of beneficial ownership of 15% or more of the Shares pursuant to the Offer or otherwise, (i) the Company Board approves either the Proposed Merger or the purchase of Shares pursuant to the Offer, or (ii) the Purchaser, in its reasonable judgment, were satisfied that Section 203 was invalid or otherwise inapplicable to the Proposed Merger for any reason, including, without limitation, those specified in Section 203.

    The Purchaser is hereby requesting that the Company Board promptly adopt a resolution approving the Offer and the Proposed Merger for purposes of Section
203. The Purchaser believes that, under applicable law and under the circumstances of the Offer, the Company Board is obligated by its fiduciary responsibilities to give careful consideration to approving the Offer and the Proposed Merger for purposes of Section 203 and that its failure to do so would be a violation of law. However, there can be no assurance that the Company Board will do so.

    The Defensive Action Condition. Consummation of the Offer is conditioned upon the Company not having entered into or effectuated any agreement or transaction with any person or entity (including its stockholders) having the effect of impairing the Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to the Purchaser of the acquisition of the Company, or the Company not postponing the Company Annual Meeting or taking any other action that would impede the Parent's ability to nominate one or more directors for election or its ability to make any other proposals to be voted upon by stockholders at such meeting. In connection with the Offer and Proposed Merger, the Parent and the Purchaser intend, if necessary, to nominate, and solicit proxies for the election of, the Parent Nominees to the class of directors of the Board at the Company Annual Meeting and to solicit proxies for certain other proposals. See Section 11. The Company has disclosed in its Proxy Statement filed with the SEC on February 4, 1998 that the Company Annual Meeting will be held on Wednesday, March 17, 1999. In accordance with the applicable provisions of the Company Charter, any nominations for director by the Parent must be submitted to the Company on or before January 25, 1999. Notwithstanding the foregoing, a postponement of the Company Annual Meeting resulting from the Company's change in its fiscal year from October 31 to December 31 shall not violate the Defensive Action Condition, provided that the Company Annual Meeting is not postponed beyond May 31, 1999.

    The HSR Condition. Consummation of the Offer is conditioned upon the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act.

    The Parent will file on the date hereof with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Monday, January 4, 1999, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from the Parent. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period may be extended by court order or by consent of the Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act, see Section 15.

                                    * * * * *

    In the event the Offer is not consummated for any reason, or in the event that the Company does not act in a timely manner to assist in satisfying the Rights Condition, the Supermajority Condition or the Business Combination Condition, or in the event the Company takes any of the actions specified in the Defensive Action Condition, the Purchaser and the Parent intend to explore all options which may be available to them at such time, which may include without limitation terminating this Offer, the acquisition of Shares through open market purchases, privately negotiated transactions, or through amending the terms and conditions of the Offer, making another tender offer or exchange offer or otherwise, in each case upon such terms and at such prices as the Purchaser and the Parent shall determine, which may be more or less than the Offer Price. The Purchaser also reserves the right to dispose of Shares, to change the Offer Price, and to decrease the number of Shares sought to be purchased in the Offer.

    Certain other  conditions to the  consummation of the Offer are described in
Section 14. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Sections 14 and 15. The Offer is not conditioned on the Purchaser obtaining financing. See Section 10.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1.   TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for any and all Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, January 15, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) subject to the conditions of the Offer set forth in Section 14, decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering stockholders, (ii) waive or amend any or all conditions to the Offer to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the SEC, purchase any and all Shares validly tendered, or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

    The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open in accordance with the applicable regulations of the SEC, including the occurrence of any of the conditions specified in the Introduction and Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw Shares in accordance with the procedures set forth in Section 4.

    Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its reasonable discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply in whole or in part with any applicable law and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, waiver or amendment to the Depositary and by making a public announcement thereof.

    The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the expiration, termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in
Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. The SEC has taken the position that an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, the Purchaser increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period.

    As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate Rights Certificates are issued, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

    A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act and under Delaware Law for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal, and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares following receipt of their lists or listings from the Company or by the Company, if it so elects.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, any and all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in the Introduction and Section 14. The Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Shares in order to comply in whole or in part with any applicable law. See Section 15. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment of Shares, see Section 14.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and
(iii) any other documents required by the Letter of Transmittal. See Section 3.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. Under no circumstances will interest be paid on the Offer Price by the Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing Shares not purchased will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to the Parent or one or more direct or indirect wholly owned subsidiaries of the Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer; provided, that any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.   PROCEDURES FOR TENDERING SHARES.

    Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ITEMS ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

         (i)  the tender is made by or through an Eligible Institution;

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

         (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

    Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED, UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE), OR AN AGENTS MESSAGE IN THE CASE OF A BOOK-ENTRY TRANSFER, IS RECEIVED BY THE DEPOSITARY.

    Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry

Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and (iii) any other documents required by the Letter of Transmittal.

    Distribution Of Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date occurs, the Rights are represented by and transferred with the Shares. See Introduction. Accordingly, if the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. If a Distribution Date has occurred, unless the Rights are redeemed prior to the Expiration Date, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

    Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser in its reasonable discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. In such event the Purchaser will, if required, extend the Offer in accordance with the applicable regulations of the SEC. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by the Purchaser. None of the Parent, the Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    Appointment As Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

    Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE FOR SHARES

PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    4.   WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares (and, if applicable, Rights) made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after February 15, 1999. Shares (and, if applicable, Rights) may not be withdrawn unless the associated Rights are also withdrawn. A withdrawal of Shares (and, if applicable, Rights) will also constitute a withdrawal of the associated Rights.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at a Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its reasonable discretion, which determination will be final and binding. None of the Parent, the Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

    5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer or the Proposed Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and will likely be a taxable transaction under applicable state, local, foreign and other tax laws as well. Generally, for federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be computed separately for each block of Shares (i.e., Shares acquired at the same time and price) tendered and purchased pursuant to the Offer.

    If Shares are held by a stockholder as a capital asset, gain or loss recognized by the stockholder will be capital gain or loss. Under the recently enacted Taxpayer Relief Act of 1997, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon the sale or exchange of a capital asset that has been held for more than 12 months will generally be subject to tax at a rate not to exceed 20%, and net capital gain recognized from the sale or exchange of a capital asset that has been held for 12 months or less will continue to be subject to tax at ordinary tax rates. In addition, net capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Ordinary income recognized by an individual (including dividends and short-term capital gains recognized by individuals) is subject to Federal income tax at a maximum rate of 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%.

    Withholding. Unless a stockholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to "backup" withholding of 31% with respect to any payments received in the Offer. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign Stockholders should consult with their tax advisors regarding U.S. withholding taxes in general. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND
FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES) OF THE OFFER AND THE PROPOSED MERGER.

    6.   PRICE RANGE OF SHARES; DIVIDENDS.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 (the "Company Form 10-K") and other publicly-available information, the Shares are listed and principally traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported in the Company Form 10-K for periods in 1996 and 1997 and as reported by published financial sources with respect to periods in 1998, which were changed to correspond with the change in the Company's fiscal year from October 31 to December 31:


                                                       HIGH             LOW
QUARTER ENDED:
   January 31, 1996...............................   $22 3/4           $16 1/2
   April 30, 1996.................................    25                18 3/8
   July 31, 1996..................................    20 5/8            16
   October 31, 1996...............................    20 1/8            16 1/8
QUARTER ENDED:
   January 31, 1997...............................   $22 1/2           $16 1/8
   April 30, 1997.................................    19 1/4            16 7/8
   July 31, 1997..................................    20 3/4            16 3/4
   October 31, 1997...............................    21 5/8            15 11/16

TWO MONTHS ENDED

   December 31, 1997..............................   $18 9/16         $16 1/16

QUARTER ENDED:
   March 31, 1998.................................   $17 3/8          $14 9/16
   June 30, 1998..................................    18 5/8           13 3/4
   September 30, 1998.............................    15 3/8           5  9/16
   December 31, 1998 (through December 16)........    11 5/16          7  1/2

         On December 14, 1998, the last trading day prior to the announcement of the Parent's intention to commence the Offer, the reported closing sales price of the Shares on the NYSE Composite Tape was $8 3/8 per Share. On December 16, 1998 the last trading day prior to the commencement date of the Offer, the reported closing sales price of the Shares on the NYSE Composite Tape was $11 5/16 per Share. In addition, on October 2, 1998, the last trading day prior to the Parent's filing of its Schedule 13D disclosing its 9.9% interest in the Company, the reported closing sales price of the Shares on the NYSE Composite Tape was $7 3/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         According to the Company Form 10-K, the Company has not declared or paid dividends on the Shares since it became a publicly-owned Company.

         The Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on the NYSE and all Rights are attached to the associated Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and associated Right during all such periods. Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See Section 11. The Purchaser believes that, as a result of the commencement of the Offer on December 17, 1998, the Distribution Date may occur as early as January 4, 1999, unless prior to such date the Company Board redeems the Rights or takes action to delay the Distribution Date. The Distribution Date may also occur sooner. See
Section 14. IF THE DISTRIBUTION DATE OCCURS AND THE RIGHTS BEGIN TO TRADE SEPARATELY FROM THE SHARES, STOCKHOLDERS ARE ALSO URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE RIGHTS.

         7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

         Stock Exchange Listings. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things: (i) the number of record holders of 100 or more Shares should fall below 1,200; (ii) the number of publicly held Shares (exclusive of holdings of the Parent and the Purchaser and any other subsidiaries or affiliates of the Parent and of officers or directors of the Company or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or
(iii) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5,000,000.

         According to the Company Form 10-K, there are approximately 7,434 holders of record of Shares. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market and prices for the Shares could be adversely affected.

         If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly-traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

         Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company could be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for NASDAQ reporting. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares as soon after the consummation of the Offer or the Proposed Merger as the requirements for termination of registration are met.

         Based upon publicly available information, the Purchaser believes that, as of the date of this Offer to Purchase, the Rights are registered under the Exchange Act and are listed on the NYSE, but are attached to the Shares and are not separately transferable. The Purchaser believes that, as a result of the commencement of the Offer on December 17, 1998, the Distribution Date may occur as early as January 4, 1998, unless prior to such date the Company Board redeems the Rights or takes action to delay the Distribution Date. The Distribution Date may also occur sooner. See Section 14. The Rights Agreement provides that, following the Distribution Date, certificates evidencing the Rights will be sent to all holders of Rights and Rights will become transferable apart from the Shares. See Section 14. If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, stock exchange listings and Exchange Act registration would apply to the Rights in a similar manner.

         Margin Regulations. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to stock exchange listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for purpose loans made by brokers.

         8.       CERTAIN INFORMATION CONCERNING THE COMPANY.

         Except as otherwise noted below, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither the Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Parent or the Purchaser.

         The Company is a Delaware corporation whose principal executive offices are located at 2121 San Jacinto Street, Suite 2500, L.B. 31, Dallas, Texas 75201 The Company was incorporated in the State of Delaware in 1995, when the Company's predecessor INDRESCO, Inc. established a holding company structure. Unless the context indicates otherwise, the term the "Company" also refers to its consolidated subsidiaries.

         The Company is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include forged flanges; undercarriage parts for track-mounted vehicles; modular cells for refining non-ferrous metals; premium refractories for lining heat-containing industrial vessels such as steel furnaces; raw materials used to make refractory products, processing and recycling equipment.

         Financial Information on the Company. Set forth below is a summary of certain consolidated financial information with respect to the Company for its fiscal years ended October 31, 1997, 1996 and 1995, excerpted from financial statements presented in the Company Form 10-K, the Company's Transition Report on Form 10-Q for the transition period ended December 31, 1997 (the "Company Transition Report") the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "Company Form 10-Q") and other documents filed by the Company with the SEC. According to the Company Form 10-Q, on July 30, 1998, the Company Board voted to change the Company's annual fiscal accounting period from October 31 to December 31. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial condition) and other documents filed by the Company with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, as well as all the financial information and related notes contained therein. The Company Form 10-K, the Company Transition Report, the Company Form 10-Q and such other documents may be examined and copies may be obtained from the offices of the SEC or the NYSE in the manner set forth below.

                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                                 Two Months
                                                    Year Ended                 Ended December
                                         --------------------------------------------------------------------
                                                                                                    SEPTEMBER      JULY 31,
                                            1997        1996       1995       1997        1996      30, 1998         1997
                                            ----        ----       ----       ----        ----      --------         ----
INCOME STATEMENT DATA:                                                          (unaudited)               (unaudited)

Revenues................................     $602.4      $647.9     $597.1      $68.0       $66.3        $415.1         $360.4
Costs and expenses......................      609.1       592.5      554.6       71.6        86.4         486.5          387.3
Pretax income (loss)  from continuing
operations .............................      (6.7)        55.4       42.5      (3.6)      (20.1)        (71.4)         (26.9)
Pretax income (loss) from discontinued           __          __         __
operations..............................                                          2.4          .9         107.1           11.3
Net income (loss).......................      (4.4)        45.4       38.7       (1.2)      (14.5)         35.7          (15.6)
INCOME PER COMMON SHARE
INFORMATION:
         Income (loss from continuing        $(.20)       $2.01      $1.70     $(0.12)     $(0.67)       $(2.00)        $(1.07)
         operations.....................
         Income (loss) from
         discontinued operations........         __          __         __       0.07        0.03          3.62           0.38
         Net income (loss)..............      (.20)        2.01       1.70      (0.05)      (0.64)         1.62          (0.69)


                                                 At October 31,                 At September 30,
                                              -----------------------           ----------------
                                              1997               1996                1998
                                              ----               ----                -----
                                                                                  (unaudited)

BALANCE SHEET DATA:
Total current assets............              $356.1            $375.5                 $513.1
Total current liabilities.......               245.4             207.2                  305.2
Total assets....................               807.0             752.6                1,309.0
Total liabilities...............               522.9             452.7                1,003.5
Total stockholders' equity......               284.1             299.9                  305.5

         The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Shares, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C.
20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. The Shares are listed on the NYSE, and reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         9.       CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.

         The Purchaser. The Purchaser is a Delaware corporation which was organized in 1998. The principal offices of the Purchaser are located at 110 East 59th Street, New York, NY 10022. The Purchaser is a wholly owned subsidiary of the Parent. Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not expected that the Purchaser will have any significant assets or liabilities or engage in activities other than the ownership of Shares and those activities incident to the transactions contemplated by the Offer.

         The Parent. The Parent is a Delaware corporation with its principal executive offices located at 110 East 59th Street, New York, NY 10022.

         The Parent is a holding company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized basis, with a corporate staff providing strategic direction and support where appropriate. The Parent's primary businesses currently are Handy & Harman ("H&H"), a diversified manufacturing company whose strategic business segments encompass, among others, specialty wire and tubing, and precious metals plating, stamping and fabrication, and Wheeling-Pittsburgh Steel Corporation ("WPSC"), a vertically integrated manufacturer of value-added and flat rolled steel products. Parent's other businesses include Unimast Incorporated ("Unimast"), a leading manufacturer of steel framing and other products for commercial and residential construction and WHX Entertainment Corp., a co-owner of a racetrack and video lottery facility located in Wheeling, West Virginia.

         Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Parent and its subsidiaries for its fiscal years ended December 31, 1997 and 1996, and for the nine months ended September 30, 1998, excerpted from financial statements presented in the Parent's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the period ended September 30, 1998 filed with the SEC. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by the Parent with the SEC including additional operating information of the Parent contained in the Parent's Current Report on Form 8-K dated June 22, 1998, and the financial information summary set forth below is qualified in its entirety by reference to such reports, which are incorporated herein by reference, and all the financial information and related notes contained therein.

                                 WHX CORPORATION
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 Year Ended                        Nine Months Ended
                                               ----------------------------------------       ------------------------
                                                     1997            1996           1995           1998          1997
                                                     ----            ----           ----           ----          ----
INCOME STATEMENT DATA:                                                                                (unaudited)
Net sales.....................................        $642,096     $1,232,695     $1,364,614     $1,228,096      $386,717
Income (loss) before taxes....................        (267,341)        (3,460)       100,075         60,832      (251,105)
Net (loss) income.............................        (199,762)           658         78,018         39,177      (163,218)
Dividend requirement for Preferred Stock......          20,657         22,313         22,875         15,456         15,505
Net income (loss) available to Common Stock...        (220,419)       (21,655)        55,143         23,721       (178,723)
INCOME PER COMMON SHARE
INFORMATION:
    Income (loss) per share of Common Stock...
      Primary.................................         $(10.01)         $(.83)         $2.13          $1.29        $(7.84)
      Fully Diluted...........................          (10.01)          (.83)          1.72           1.09         (7.84)



                                                               1997            1996             (unaudited)
                                                               ----            ----
BALANCE SHEET DATA:
Total current assets....................................         $938,883    $  737,731           $1,137,840
Property, plant and equipment at cost, less
  accumulated depreciation and amortization.............          738,660       755,412              827,670
Total assets............................................        2,070,403     1,718,779            2,564,863
Total liabilities.......................................        1,603,719       998,571            2,107,360
Total stockholders' equity..............................          461,876      $714,437              453,799

         On April 13, 1998, the Parent completed the acquisition of H&H. Set forth below is a summary of certain consolidated financial information with respect to H&H for its fiscal years ended December 31, 1997, 1996 and 1995, excerpted or derived from the audited financial information of H&H contained in H&H's Form 10-K for the fiscal year ended December 31, 1997 and other documents filed by H&H with the SEC. More comprehensive financial information is included in such reports (including management's discussion and analysis and results of operations and financial condition) and other documents filed by H&H with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, as well as all the financial information and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of SEC or the NYSE in the manner set forth below.

                                 HANDY & HARMAN
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          Year Ended December 31,
                                               ----------------------------------------
                                                        1997            1996           1995
                                                        ----            ----           ----
INCOME STATEMENT DATA:
Sales.........................................         $451,110       $407,107       $427,188
Income from continuing operations, net of
 income taxes and before extraordinary item,
 excluding net LIFO gains.....................           17,193         14,513          7,509
Net LIFO gains................................            3,717         19,260             --
Loss from extraordinary item..................               --         (2,889)            --
Income (loss) from discontinued operations ...               --        (14,515)        11,131
Net income....................................           20,910         16,369         18,640
INCOME PER COMMON SHARE
INFORMATION:
    Continuing operations net of income taxes
    and before extraordinary item, excluding net
    LIFO gains................................            $1.44          $1.05           $.53
    Net LIFO gains............................              .31           1.40             --
    Loss from extraordinary item..............               --          (.21)             --
    Income (loss) from discontinued operations               --         (1.05)            .79
    Net income................................            $1.75          $1.19          $1.32


                                                                 At December 31,
                                                          --------------------------

                                                               1997            1996
                                                               ----            ----
BALANCE SHEET DATA:
Total current assets....................................         $158,248      $138,674
Total current liabilities...............................           67,007        76,838
Total assets............................................          392,797       316,464
Total liabilities.......................................          280,389       220,858
Total shareholders' equity..............................         $112,408      $ 95,606

    Set forth on Schedule III attached hereto is certain unaudited pro forma condensed financial data giving effect to the H&H acquisition.

    The Parent is and, prior to the H&H acquisition, H&H was, subject to the information and reporting requirements of the Exchange Act and The Parent is and, prior to the H&H acquisition, H&H was required to file reports and other information with the SEC relating to their respective businesses, financial condition and other matters. Information, as of particular dates, concerning the Parent's and H&H's directors and officers, their remuneration, stock options granted to them, the principal holders of the Parent's and H&H's respective securities, any material interests of such persons in transactions with the Parent and H&H and other matters is required to be disclosed in proxy statements distributed to the Parent's and H&H's respective stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8. The Parent's Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Parent and the Purchaser are set forth in Schedule I hereto.

    Ownership of Shares. The Parent (through a wholly owned subsidiary) currently beneficially owns an aggregate of 2,173,800 Shares, representing approximately 9.9% of the 22,039,455 Shares stated by the Company in the Company Form 10-Q to be outstanding at November 13, 1998, all of which Shares were acquired in the transactions described in Schedule II to this Offer to Purchase. The aggregate purchase price of such Shares was approximately $14.9 million, which was obtained from the Parent's working capital funds.

    Except as set forth in Schedule II of this Offer to Purchase, neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

    Civil Proceedings. On March 31, 1997, the Parent, through a wholly owned subsidiary, commenced a tender offer for shares of Dynamics Corporation of America, Inc. ("DCA"), a NYSE-listed company. On April 14, 1997, DCA commenced an action against the Parent in the United States District Court for the District of Connecticut, alleging, among other things, that the Parent's tender offer violated Section 14(d) of the Exchange Act and the rules thereunder (the "DCA Action"). The Parent denied all allegations and contested the action. On April 29, 1997, Judge Gerard L. Goettel of the United States District Court, District of Connecticut, issued an order granting a motion for a preliminary injunction filed by DCA against the Parent and the Purchaser. The District Court found that the disclosure contained in the Parent's tender offer materials to DCA stockholders was improper because (i) it stated that under certain circumstances the Parent "may be required" to comply with Section 203(b) of the DGCL and a provision in DCA's charter, instead of disclosing that the Parent "will be required" to do so; and (ii) it failed to disclose the Parent's future plans in the event that it was prohibited from merging with DCA for five years. The Court (i) directed the Parent and the Purchaser to make "further and complete disclosures" pertaining to those subjects described above, and (ii) specified that such tender offer be extended for an additional twenty days. This order was promptly complied with in all respects by the Parent and the Purchaser. The DCA Action was later discontinued by stipulation between the parties.

    On April 8, 1997, the SEC entered an Order Directing Private Investigation concerning possible violations of Sections 14(d) and 14(e) of the Exchange Act and Rules 14d-10(a)(1) and 14e-1(b) thereunder in connection with the Parent's tender offer for DCA. On June 25, 1998, the SEC instituted an administrative proceeding against the Parent alleging that it had violated certain SEC rules in connection with the tender offer for DCA. Specifically, the Order Instituting Proceedings (the "Order") alleges that, in its initial form, the DCA tender offer violated Rule 14d-10(a)(1) under the Exchange Act ( the "All Holders Rule") based on the Parent's inclusion of a "record holder condition" in the DCA tender offer. No shareholder had tendered any shares at the time the condition was removed. The Order further alleges that the Parent violated Rules 14d-4(c) and 14d-6(d) under the Exchange Act upon expiration of the DCA tender offer, by allegedly waiving material conditions to the offer without prior notice to shareholders and purchasing the approximately 10.6% of DCA's outstanding shares tendered pursuant to the offer. The SEC does not claim that the DCA tender offer was intended to or in fact defrauded any investor.

    The Order institutes proceedings to determine whether the SEC should enter an order requiring the Parent (a) to cease and desist from committing or causing any future violation of the rules alleged to have been violated and (b) to pay approximately $1.3 million in disgorgement of profits. The Parent has filed an Answer denying any violations and seeking dismissal of the proceeding. Although there can be no assurance that an adverse decision will not be rendered, the Parent intends to vigorously defend against the SEC's charges. The Parent believes that even if an adverse decision were to be rendered, there would be no material financial impact on the Parent.

    Except as set forth above, during the past five years neither the Parent nor the Purchaser, nor, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of such laws.

    10.  SOURCE AND AMOUNT OF FUNDS.

    According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, as of November 13, 1998 there were 22,039,455 Shares issued and outstanding. According to the Company's Annual Report on Form 10-K for the year ended October 31,1997, as of October 31, 1997 1,425,489 Shares were issuable under then outstanding options. The Parent currently beneficially owns 2,173,800 Shares. Based on the foregoing and assuming that no options were granted after October 31, 1997, and that no options were exercised or expired from November 1, 1997 through the date hereof, there would be 23,464,944 Shares outstanding on a fully diluted basis and the number of Shares subject to the Offer and the Proposed Merger would be 21,291,144. The actual number of Shares subject to the Offer and the Proposed Merger will depend upon the facts as they exist on the date of the purchase or the Effective Date.

    The Purchaser estimates that the total amount of funds required to purchase all of the Shares pursuant to the Offer and to pay all related costs and expenses will be approximately $224 million. The Purchaser plans to obtain such funds through capital contributions or advances made by the Parent. The Parent has on hand all of the funds necessary to fund this Offer and the Proposed Merger, but reserves the right to finance this Offer and the Proposed Merger through public or private financing sources.

    THE OFFER IS NOT CONDITIONED UPON THE PURCHASER OBTAINING FINANCING.

    11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In the ordinary course of the Parent's long-term strategic review process, the Parent and its subsidiaries routinely analyze investments and potential combinations with various companies. In September and October 1998, the Parent purchased approximately 9.9% of the Company's outstanding Shares; and filed a
Schedule 13D relating to such purchases on October 5, 1998. In its Schedule 13D filing, the Reporting Persons (as defined in the Schedule 13D) stated, among other things, that they were "currently assessing whether to propose an acquisition of 100% of the Issuer's Common Stock, or whether to propose that the Issuer's Board of Directors consider evaluating various strategic alternatives aimed at enhancing shareholder value."

    After the Parent filed the Schedule 13D, Mr. Ronald LaBow, Chairman of the Board of the Parent had conversations with representatives of an investment banking firm that has previously worked with the Company. Such representatives informed Mr. LaBow that the Company would discuss proposals to enhance shareholder value with the Parent but that it would not discuss a sale of the Company. On October 5, 1998, the Company issued a press release in response to the Schedule 13D announcing that it had amended its stockholder rights agreement to reduce the triggering threshold from 15% to 10%. In such release, Mr. Rawles Fulgham, the Company's Chairman of the Board stated that "the directors of Global, all of whom are independent and with long experience in business matters, are committed to enhancing shareholder value. Having only recently disposed of our Industrial Tool business, restructured our operations and completed our acquisition of A. P. Green, we have made significant strides in repositioning Global for the company's long-term growth.

While the corporate transformation process, our search for a Chief Executive Officer to lead our company into the future and current global and market conditions have clearly taken their toll on our stock price, the fact that our stock price is at such low, and grossly undervalued levels only strengthens our resolve to prevent anyone from seeking to take advantage of the situation and reap for itself the significant values inherent in our strategic plan. WHX Corporation itself noted in its filing that it believes Global's shares are an attractive investment opportunity due to the recent sharp decline in stock market prices."

    On December 7, 1998, Mr. LaBow contacted Mr. Rawles Fulgham and Mr. Graham Adelman, then Senior Vice President and General Counsel of the Company (and currently President of the Company) to discuss the possible combination of the Parent and the Company. Mr. LaBow was informed that the Company had no interest in entertaining discussions concerning the possible combination of the Parent and the Company.

    In December 1998, the Parent had additional conversations with representatives of an investment banking firm that has previously worked with the Company. Such discussions have not resulted in any substantive conversations about a possible combination of the Parent and the Company.

    On December 15, 1998, the Parent issued the following press release:

                  "WHX CORP. PLANS TO COMMENCE $10.50 PER SHARE
              TENDER OFFER FOR GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

New York--December 15, 1998--WHX Corporation (NYSE: WHX) announced that it intends to commence a cash tender offer for any and all outstanding shares of Global Industrial Technologies, Inc. (NYSE: GIX ) at $10.50 per share. This price represents a premium of approximately 25% over yesterday's closing trade price.

Global Industrial Technologies, Inc. currently has outstanding approximately 22 million shares. WHX Corporation currently beneficially owns 9.9% of the outstanding shares of Global, which it acquired in open market purchases during September and October 1998.

The tender offer will not be subject to any minimum number of shares being tendered, nor will it be subject to financing. The tender offer will, however, be subject to various other terms and conditions, including the inapplicability or removal of the restrictions on stock purchases arising from Global's stockholder rights plan, the supermajority voting provision set forth in Article VI of Global's Charter and Section 203 of the Delaware General Corporation Law. Further details will be contained in a filing which WHX will be making with the SEC by December 21, 1998.

WHX stated, "We are announcing this tender offer after our requests for discussions concerning a merger were ignored by Global's management. No substantive discussion has been forthcoming, so we believe it is now appropriate to make an offer directly to Global's stockholders. Notwithstanding Global's inability to date to communicate with its largest shareholder, we are hopeful that we can still have an amicable and productive dialogue on the merits of our offer."

WHX is a holding company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized basis. WHX's primary businesses currently are Handy & Harman ("H&H"), a diversified manufacturing company whose strategic business segments encompass, among others, specialty wire and tubing, and precious metals plating, stamping and fabrication, and Wheeling-Pittsburgh Steel Corporation ("WPSC"), a vertically integrated manufacturer of value-added and flat rolled steel products. WHX's other businesses include Unimast Incorporated ("Unimast"), a leading manufacturer of steel framing and other products for commercial and residential construction and WHX Entertainment Corp., a co-owner of a racetrack and video lottery facility located in Wheeling, West Virginia."

         On December 15, 1998, the Company issued the following press release:

                   "Global Industrial Technologies, Inc. Urges

                  Stockholders to Wait for Board Recommendation

DALLAS, Dec. 15 /PRNewswire/ -- Global Industrial Technologies,  Inc. (NYSE: GIX
- news) stated today that in response to an announcement by WHX Corporation (NYSE: WHX - news) that it intends to commence an unsolicited offer for any and all of the common stock of Global for $10.50 in cash per share, the Board of Directors of Global will carefully review the offer and will make their recommendation to stockholders no later than ten (10) business days after the tender offer has commenced. The Board of Directors urges stockholders not to take any action with respect to such offer until they have received the Board of Directors' formal recommendation.

Global is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include forged flanges; undercarriage parts for track-mounted vehicles; modular cells for refining non-ferrous metals; premium refractories for lining heat- containing industrial vessels such as steel furnaces; raw materials used to make refractory products, processing and recycling equipment. Statements the Company may publish, including those in this announcement, that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results, and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicity of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks described from time to time in the Company's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K."

         Depending on the Company's response to this Offer, the Parent may take such further actions as it deems appropriate to achieve its objective of acquiring control of the Company, including conducting a proxy contest at the Company Annual Meeting. See also "Introduction" for a description of various actions which the Parent and the Purchaser may take if the Company does not act in a timely manner to assist in satisfying the Business Combination Condition, the Supermajority Condition or the Rights Condition, or in the event that the Company takes any of the actions described in the Defensive Action Condition.

         Other than as set forth above, there have not been any contacts, negotiations or transactions between the Parent or the Purchaser, or their respective subsidiaries, or, to the knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

         12. PURPOSE OF THE OFFER; PROPOSED MERGER; PLANS FOR THE COMPANY.

         Purpose of the Offer and the Proposed Merger. The purpose of the Offer is for the Parent, through the Purchaser, to acquire control of, and the entire equity interest in, the Company. The Parent and the Purchaser currently intend, as soon as practicable following completion of the Offer, to seek to consummate the Proposed Merger. The Parent and the Purchaser intend that in the Proposed Merger, each then outstanding Share (other than Shares owned by the Parent, the Purchaser or any of their wholly owned subsidiaries and Shares held in the treasury of the Company) would be converted into the right to receive $10.50 in cash, without interest. Pursuant to the DGCL, consummation of the Proposed Merger would require the adoption of a resolution by the Company Board approving the Proposed Merger and the affirmative vote of the holders of a majority of all of the Shares entitled to vote. Consummation of the Proposed Merger would also require approval by the Parent, as the sole stockholder of the Purchaser. Accordingly, the timing and final terms of the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of

Shares acquired by the Purchaser pursuant to the Offer and whether the Rights Condition. the Supermajority Condition and the Business Combination Condition have been satisfied.

         Stockholders do not have statutory appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, stockholders of the Company at the time of the Proposed Merger will have certain rights to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the requisite statutory procedures in accordance with Section 262 of the DGCL will be entitled to a judicial determination and payment of the "fair value" of their Shares as of the close of business on the day prior to the date of stockholder authorization of the Proposed Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Proposed Merger is consummated until the day of payment. Under the DGCL, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the stockholders' right to receive payment for Shares and its effects on the Company and its stockholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. The value so determined could be more or less than the purchase price offered pursuant to the Offer or the Proposed Merger.

         The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger following the purchase of Shares pursuant to the Offer. Rule 13e-3 should not be applicable to the Proposed Merger if the Proposed Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Proposed Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Proposed Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger or such alternative transaction and the consideration offered to the stockholders other than the Purchaser, the Parent and their affiliates in the Proposed Merger or such alternative transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the Proposed Merger or such alternative transaction. If such registration were terminated, Rule 13e-3 would be inapplicable to any such transaction.

         The Purchaser and the Parent reserve the right to purchase, following consummation, termination, or withdrawal of the Offer, additional Shares or Rights in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that the Purchaser decides not to propose the Proposed Merger, to propose a merger on terms other than those described above, or to withdraw any merger previously proposed, the Purchaser and the Parent will evaluate their other alternatives. These alternatives could include purchasing Shares or Rights in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire Shares or Rights. Any additional purchases of Shares or Rights could be at a price greater or less than the price to be paid for Shares and Rights in the Offer and could be for cash or other consideration. Alternatively, the Purchaser and the Parent may sell or otherwise dispose of any or all Shares or Rights acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Purchaser and the Parent, which may vary from the price proposed to be paid for Shares and Rights in the Offer.

         In connection with the Offer and Proposed Merger, the Parent and the Purchaser intend, if necessary, to nominate, and solicit proxies for the election of, the Parent Nominees to the class of directors of the Board at the Company Annual Meeting and to solicit proxies for certain other proposals. The Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees would be proponents of Board action to approve the Proposed Merger; amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights Condition is satisfied; satisfy the Business Combination Condition; satisfy the Supermajority Condition; and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act. The Company has disclosed in its Proxy

Statement filed with the SEC on February 4, 1998 that the Company Annual Meeting will be held on Wednesday, March 17, 1999. In accordance with the applicable provisions of the Company Charter, any nominations for director by the Parent must be submitted to the Company on or before January 25, 1999.

         THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE COMPANY ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH THE PARENT AND/OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

         Plans For the Company. The Purchaser and the Parent have no present intention to make any significant changes in the business strategies of the Company, and they have not identified any specific assets, corporate structure, or other business strategy which warrants change. However, the Purchaser has made a preliminary review of, and will continue to review, on the basis of available information, various possible business strategies that it might consider if it acquires control of the Company. If the Purchaser acquires control of the Company, the Purchaser intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes or sale of assets would be desirable in light of the circumstances which then exist.

         Except as noted in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its Board of Directors, management or personnel.

         13.      DIVIDENDS AND DISTRIBUTIONS.

         If, on or after the date of this Offer to Purchase,  the Company should
(i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

         If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares, or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 14, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution, and
(ii) any such non-cash dividend, distribution or right to be received by the tendering stockholders will be received and held by such tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each such tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by the Purchaser in its sole discretion.

         14.      CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its reasonable discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if in the reasonable judgment of the Purchaser, at any time on or after December 17, 1998 and prior to the Expiration Date, (i) the Rights Condition, the Supermajority Condition, the Business Combination Condition, the Defensive Action Condition or the HSR Condition has not been satisfied, or (ii) any of the following events shall occur or shall be determined by the Purchaser to have occurred:

                  (a) there shall have been  threatened,  instituted  or pending any action, proceeding, claim or application by any government or governmental regulatory or administrative authority or agency, domestic, foreign or supranational, or by any other person, domestic or foreign, before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, that
         (i) challenges or seeks to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit, or which is likely to impose, in the reasonable judgment of the Purchaser, voting, procedural, price or other requirements in connection with the acquisition of Shares by the Purchaser or any of its affiliates, the making of the Offer, the acceptance for payment of or payment for Shares by the Purchaser or any of its affiliates or the consummation of the Proposed Merger or any other business combination involving the Company or the performance of any of the contracts or other arrangements entered into by the Purchaser or any of its affiliates in connection with the acquisition of the Company or seek to obtain any material damages as a result thereof or otherwise directly or indirectly relating to the Offer or the Proposed Merger or such other business combination, (ii) seeks to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Purchaser or any of its affiliates of all or any portion of the business or assets of the Company or any of its subsidiaries or the Purchaser or any of its affiliates or to compel the Purchaser or any of its affiliates to dispose of or to hold separately all or any portion of the business or assets of the Company or any of its subsidiaries or the Purchaser or any of its affiliates, (iii) imposes or seeks to impose limitations on the ability of the Purchaser or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote the Shares acquired or owned by the Parent or the Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (iv) seeks to require divestiture by the Parent or the Purchaser or any of its affiliates of any Shares, (v) might result, in the reasonable judgment of the Purchaser, in a diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the Offer or the Proposed Merger or any other business combination involving the Company, or in a diminution of the value of the Shares or the Company or any of its subsidiaries to the Purchaser or any of its affiliates, or (vi) challenges or adversely affects the Proposed Merger or any other business combination involving the Company; or

                  (b) other than the waiting period under the HSR Act and the necessity for the approvals and other actions by any domestic (federal and state) or foreign or supranational governmental, administrative or regulatory agency described in Section 15, there shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Proposed Merger or any other business combination involving the Company, by any government or governmental, regulatory or administrative agency or authority or by any court or tribunal, in each case whether domestic, foreign or supranational, any statute, rule, regulation, judgment, decree, decision, order or injunction that, in the reasonable judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

                  (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, stockholders' equity, financial condition, capitalization, licenses, franchises, permits, operations, results of operations or prospects of the Company or any of its subsidiaries or affiliates (or the Purchaser shall have become aware thereof) or in general economic or financial market conditions in the United States or abroad that, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or the Purchaser shall have become aware of any facts that, in the reasonable judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates, or the value of the Shares to the Parent or the Purchaser or any of its affiliates; or

                  (d) there shall have  occurred (i) any general  suspension  of trading in, or limitation on prices for, securities on any national securities exchange or in the United States over-the-counter market,
         (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material adverse change (or any existing or threatened condition, event or development involving a prospective material adverse change) in United States or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (iv) any other material adverse change in the market price of the Shares or in the United States securities or financial markets generally, including without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Stock Index from December 17, 1998 through the date of termination or expiration of the Offer, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (vi) any limitation (whether or not mandatory) by any governmental authority or any other event that, in the reasonable judgment of the Purchaser, may have material adverse significance with respect to the extension of credit by banks or other lending institutions or the financing of the Offer or the Proposed Merger or any other business combination involving the Company or (vii) in the case of any of the situations described in clauses (i) through (vi) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                  (e) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC prior to December 17, 1998, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule with the SEC, shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or affiliates or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any assets or securities of the Company or any of its subsidiaries; or

                  (f) the Company or any of its subsidiaries shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any outstanding Shares (other than a redemption of the Rights in accordance with the terms of the Rights Agreement as publicly disclosed to be in effect on December 17, 1998) or other securities of the Company or any subsidiary thereof, (iii) issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, (A) any additional Shares, shares of any other class or series of capital stock, other voting securities, or any securities convertible into or exchangeable or exercisable for any of the foregoing, or options, rights or warrants, conditional or otherwise, to acquire any of the foregoing in accordance with their terms, or (B) any other securities or rights in respect of, in lieu of or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other debt or equity securities of any subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any of the foregoing, (v) declared, paid or proposed to declare or pay any dividend or other distribution, whether payable in cash, securities or other property, on, or in respect of, any Shares (other than a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect on December 17, 1998), (vi) altered or proposed to alter any material term of any outstanding security of the Company or any of its subsidiaries (including the Rights), (vii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any debt securities or securities convertible into or exchangeable or exercisable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or otherwise incurred, authorized or proposed the incurrence of, any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (viii) authorized, recommended, proposed, effected or announced its intention to engage in any merger (other than the Proposed Merger), consolidation, liquidation, dissolution, business combination, acquisition (including by way of exchange) of assets or securities, disposition (including by way of exchange) of assets or securities, joint venture, any release or relinquishment of any material contract or other rights of the Company or any of its affiliates or any comparable event not in the ordinary course of business, (ix) authorized, recommended, proposed or announced its intent to enter into, or entered into any agreement or arrangement with any person, entity or group that in the reasonable judgment of the Purchaser, has or may have material adverse significance with respect to the value of the Company or any of its affiliates, or the value of the Shares to the Purchaser or any of its affiliates, (x) amended or proposed, adopted or authorized any amendment (other than any amendment which provides that the Rights or that the 70% Voting Requirement are inapplicable to the Offer and the Proposed Merger) to the Charter or the By-Laws or similar organizational documents of the Company or any of its subsidiaries or the Rights Agreement or the Purchaser shall have learned that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed, (xi) entered into or amended any employment, severance or similar agreement, arrangement or plan with or for the benefit of any employee of the Company or any of its subsidiaries (other than in the ordinary course of business) or so as to provide for increased or accelerated benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for Shares by the Purchaser or the consummation by the Purchaser or any of its affiliates of the Proposed Merger or any other business combination involving the Company, (xii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its affiliates, or the Purchaser shall have become aware of any such action which shall not have been previously disclosed, or (xiii) agreed in writing or otherwise to take any of the foregoing actions; or

                  (g) the Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by the Purchaser or any of its affiliates of the Proposed Merger or any other business combination involving the Company, (ii) of any covenant, term or condition in any of the instruments or agreements of the Company or any of its subsidiaries that, in the reasonable judgment of the Purchaser, is or may be
         (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company or any of its subsidiaries (including without limitation any event of default that may occur as a result of or in connection with the Offer, the consummation by the Purchaser or any of its affiliates of the Proposed Merger or any other business combination involving the Company) or the value of the Shares to the Purchaser or any of its affiliates or the consummation by the Purchaser or any of its affiliates of the Proposed Merger or any other business combination involving the Company, or
         (iii) that any report, document, instrument, financial statement or schedule of the Company filed with the SEC contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

                  (h) any approval, permit, authorization or consent of any domestic or foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) (including those described or referred to in Section 15) which is required or believed to be appropriate shall not have been obtained on terms satisfactory to the Purchaser in its reasonable discretion; or

                  (i) the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the Proposed Merger or any other business combination with the Company or any of its affiliates or the purchase of any material portion of the securities or assets of the Company or any of its subsidiaries, or the Purchaser or any of its affiliates and the Company shall have agreed that the Purchaser shall amend or terminate the Offer or postpone payment for the Shares pursuant thereto.

         The foregoing conditions (in addition to the Rights Condition, the Supermajority Condition, the Business Combination Condition, the Defensive Action Condition and the HSR Condition described in the Introduction) are for the sole benefit of the Purchaser and may be waived by the Purchaser in whole or in part at any time and from time to time in its reasonable discretion. Any determination by the Purchaser concerning the events described above shall be final and binding upon all parties including tendering stockholders. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

         15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

         General. Except as set forth below, based upon an examination of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15. See Section 14.

         State Takeover Statutes. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "Business Combination" (defined as any of a variety of transactions including mergers) with an "Interested Stockholder" (defined generally as a person owning 15% or more of the outstanding voting stock of a corporation) for a period of three years following the date such person became an Interested Stockholder, unless, before such person became an Interested Stockholder, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder.

         A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws as described above. The Purchaser does not believe that any such takeover statutes are applicable to the Offer or the Proposed Merger and has not attempted to comply with any such state takeover statutes in connection therewith. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Proposed Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right.

         Antitrust. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See the Introduction and Section 14.

         The Parent will file on the date hereof with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent and notification to the Company of such filing. Accordingly, it is expected that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Monday, January 4, 1999, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from the Parent. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended by court order or by consent of the Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or by consent of the Parent. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

         The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

         Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Parent believes that the acquisition of Shares pursuant to the Offer and the Proposed Merger would not violate antitrust laws. The Parent believes that retention of all of the operations of the Company and the Parent should be permitted under the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

         16.      FEES AND EXPENSES.

         The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

         17.      MISCELLANEOUS.

         The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         The Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule 14D-1, together with exhibits (the "Schedule 14D-1"), pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the SEC).

                                                  GT ACQUISITION CORP.

December 17, 1998

                                   SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                    OFFICERS OF THE PARENT AND THE PURCHASER

         Directors and Executive Officers of the Parent. The following table sets forth the name, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of certain directors, officers and employees of the Parent. Unless otherwise indicated, the principal business address of each executive officer of the Parent is 110 East 59th Street, New York, NY 10022 and each occupation set forth opposite an individual's name refers to employment with the Parent. Where no date is given for the commencement of the indicated office or position, such office or position was assumed prior to December 17, 1993. Each person listed below is a citizen of the United States.

                                                 PRINCIPAL OCCUPATION OR
NAME AND PRINCIPAL                            EMPLOYMENT; MATERIAL POSITIONS
 BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
------------------------------------      --------------------------------------
Neil D. Arnold......................      Director. Group Finance Director since
  Varity Corporation                      December  1996  and   Executive   Vice
  672 Delaware Avenue                     President,  Corporate Development from
  Buffalo, NY 14209                       September  1996 through  December 1996
                                          of  Lucas  Varity  PLC,   Senior  Vice
                                          President and Chief Financial  Officer
                                          from July 1990 through  September 1996
                                          of Varity  Corporation.  Lucas  Varity
                                          PLC designs, manufactures and supplies
                                          advanced technology systems,  products
                                          and    services    in   the    world's
                                          automotive,    diesel    engine    and
                                          aerospace industries.
James G. Bradley....................      Executive  Vice  President.  Executive
                                          Vice President of Parent and President
                                          and Chief  Executive  Officer  of WPSC
                                          since April 1998.  President and Chief
                                          Operating   Officer  of  Koppel  Steel
                                          Company  from  November  1997 to March
                                          1998.   Vice  President  of  WHX  from
                                          October   1995   to   October    1997.
                                          Executive Vice  President-  Operations
                                          of WPSC from  October  1995 to October
                                          1997.  Vice   President-Operations  of
                                          International  Mill  Service from 1992
                                          to  October  1995.   Vice   President-
                                          Operations/Plant  Manager of  USS/Kobe
                                          Steel Company from 1990 to 1992.
Paul W. Bucha.......................      Director.  Chairman  of the  Board  of
  Paul W. Bucha and Company, Inc.         Wheeling- Pittsburgh Steel Corporation
  Foot of Chapel Avenue                   ("WPSC") since April 1998.  President,
  Jersey City, NJ 07305                   Paul W.  Bucha  &  Company,  Inc.,  an
                                          international   marketing   consulting
                                          firm   from   1979  to   April   1998.
                                          President,      BLHJ,     Inc.,     an
                                          international  consulting  firm,  from
                                          July  1991 to April  1998.  President,
                                          Congressional  Medal of Honor  Society
                                          of U.S., since September 1995.
Robert A. Davidow...................      Director  and  Vice  Chairman  of  the
  11601 Wilshire Boulevard                Board.  Private investor since January
  Suite 1940                              1990.  Mr.  Davidow is also a director
  Los Angeles, CA 90025                   of Arden Group,  Inc.,  a  supermarket
                                          holding company.

                                                 PRINCIPAL OCCUPATION OR
NAME AND PRINCIPAL                           EMPLOYMENT; MATERIAL POSITIONS
 BUSINESS ADDRESS                            HELD DURING THE PAST FIVE YEARS
-----------------------------------       --------------------------------------
William Goldsmith..................       Director.   Management  and  Marketing
  Fiber Fuel International, Inc.          Consultant since 1984. Chairman of the
  221 Executive Circle                    Board of TMP,  Inc.  from January 1991
  Suite II                                to 1993.  Chairman  of  Overspin  Golf
  Savannah, GA 31406                      since 1993. Chief Executive Officer of
                                          Overspin   Golf  from   January   1994
                                          through October 1994.  Chairman of the
                                          Board and Chief  Executive  Officer of
                                          Fiber Fuel  International,  Inc., from
                                          1994 to 1997. Life Trustee to Carnegie
                                          Mellon University since 1980.
Ronald LaBow.......................       Chairman  of  the  Board.   President,
                                          Stonehill   Investment   Corp.   since
                                          February  1990.  Mr.  LaBow  is also a
                                          director of Regency  Equities Corp., a
                                          real estate company.
Robert D. LeBlanc..................       Executive  Vice  President.  Executive
                                          Vice  President  of Parent since April
                                          1998.  President  and Chief  Executive
                                          Officer of Handy & Harman  since April
                                          1998.  (Handy & Harman was acquired by
                                          Parent in April 1998).  President  and
                                          Chief  Operating  Officer  of  Handy &
                                          Harman  from July 1997 to April  1998.
                                          Executive  Vice  President  of Handy &
                                          Harman  from  November  1996  to  July
                                          1997.  Executive Vice President of Elf
                                          Atochem  North  America,   Inc.  ("Elf
                                          Atochem")   from   January   1994   to
                                          November 1996.  Group President of Elf
                                          Atochem from  February 1990 to January
                                          1994.
Howard Mileaf......................       Vice  President  --  General  Counsel.
                                          Vice  President -- General  Counsel of
                                          Parent   since   April   1998;    Vice
                                          President -- Special Counsel of Parent
                                          from April 1993 to April 1998. Special
                                          Counsel to Parent,  from February 1992
                                          to  April  1993.  Vice  President  and
                                          General  Counsel,  Keene  Corporation,
                                          from  August  1981  to  August   1991.
                                          Trustee/Director of Neuberger & Berman
                                          Equity Mutual Funds, since 1984.
Paul J. Mooney.....................       Vice    President.    Executive   Vice
                                          President   of  WPC  and  WPSC   since
                                          November  1997.  National  Director of
                                          Cross Border Filing  Services with the
                                          Accounting,  Auditing and SEC Services
                                          department  of  Price  Waterhouse  LLP
                                          from  July  1996  to  November   1997.
                                          Accounting   and   Business   Advisory
                                          Services  Department--Pittsburgh  Site
                                          Leader  of Price  Waterhouse  LLP from
                                          1988  until  November   1997.   Client
                                          Service  and  Engagement   Partner  of
                                          Price  Waterhouse  LLP from 1985 until
                                          November 1997.

                                                 PRINCIPAL OCCUPATION OR
NAME AND PRINCIPAL                            EMPLOYMENT; MATERIAL POSITIONS
 BUSINESS ADDRESS                             HELD DURING THE PAST FIVE YEARS
-----------------------------------       --------------------------------------
Arnold Nance.......................       Vice   President   --  Finance.   Vice
                                          President -- Finance since April 1998.
                                          Vice  President  of  Development   and
                                          Planning  of Handy & Harman  since May
                                          1998.   Special   Assistant   to   the
                                          Chairman  of the  Board  of  Directors
                                          since November 1995. Vice President of
                                          Wheeling- Pittsburgh Radio Corporation
                                          from July 1993 to November 1995.  Vice
                                          President and Chief Financial  Officer
                                          of SH  Holdings,  Inc.  from  May 1991
                                          through July 1993.
Marvin L. Olshan...................       Director and, since 1991, Secretary of
  Olshan Grundman Frome &                 Parent. Partner, Olshan Grundman Frome
    Rosenzweig LLP                        & Rosenzweig LLP, since 1956.
  505 Park Avenue
  New York, NY 10022
Stewart E. Tabin...................       Assistant  Treasurer.  Vice President,
                                          Stonehill Investment Corp.
Neale X. Trangucci.................       Assistant  Treasurer.  Vice President,
                                          Stonehill Investment Corp
Raymond S. Troubh..................       Director.   Financial  Consultant  for
  10 Rockefeller Plaza                    Parent in  excess of past five  years.
  Suite 712                               Mr. Troubh is also a director of ARIAD
  New York, NY 10021                      Pharmaceuticals,     Inc.,     Becton,
                                          Dickinson   and  Company,   a  medical
                                          instrumentation and equipment company,
                                          Diamond   Offshore   Drilling,   Inc.,
                                          Foundation   Health   Systems,   Inc.,
                                          General  American  Investors  Company,
                                          Olsten  Corporation,  a temporary help
                                          company, Petrie Stores Corporation,  a
                                          retail   chain,   Starwood   Hotels  &
                                          Resorts,  Time Warner Inc.  and Triarc
                                          Companies,  Inc., restaurants and soft
                                          drinks.

         Directors and Officers of the Purchaser. Set forth below are the name and position with the Purchaser of each director of the Purchaser. The principal address of the Purchaser and the current business address of each individual listed below is 110 East 59th Street, New York, NY 10022. Each such person is a citizen of the United States. Information with respect to Mr. LaBow, who is a director and executive officer of the Parent, and Messrs. Tabin and Trangucci, who are officers of the Parent, is set forth above in "Directors and Executive Officers of the Parent".


                                                  PRESENT POSITION
                                     WITH PURCHASER AND PRINCIPAL OCCUPATION OR
                                     EMPLOYMENT; MATERIAL POSITIONS HELD DURING
                NAME                             THE PAST FIVE YEARS
-------------------------------      -------------------------------------------
Ronald LaBow...................      Director: President
Stewart E. Tabin...............      Director; Vice-President; and Secretary
Neale X. Trangucci.............      Treasurer

                                   SCHEDULE II

                  TRANSACTIONS IN THE SECURITIES OF THE COMPANY

         The following table sets forth all of the transactions in Shares by the Parent and the Purchaser. Unless otherwise indicated, all such transactions took place on the NYSE.


Shares of Common Stock      Purchase Price Per Share       Date of Purchase
----------------------      ------------------------     ----------------------
       300,000                     $6.083                  September 15, 1998
       317,500                     $6.721                  September 16, 1998
       403,000                     $6.813                  September 25, 1998
       640,000                     $7.000                  September 28, 1998
        63,300                     $7.052                  September 29,1998
       440,000                     $7.119                  October 1, 1998
        10,000                     $7.356                  October 2, 1998

                                  SCHEDULE III

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         The following unaudited pro forma consolidated financial data give effect to the acquisition by the Parent of H&H in a transaction accounted for as a purchase. The unaudited pro forma consolidated balance sheet is based on the individual balance sheet of the Parent and the individual balance sheet of H&H, which is publicly available, and was prepared to reflect the acquisition by the Parent of H&H as of December 31, 1997. The unaudited pro forma consolidated statement of operations is based on the individual statement of operations of the Parent and the individual statement of operations of H&H, which is publicly available, and combines the results of operations of the Parent and of H&H for the fiscal year ended December 31, 1997, as if the acquisition occurred on
January 1, 1997. The unaudited pro forma consolidated financial data do not purport to represent what the Parent's results of operations or financial position actually would have been if the transactions had been consummated on the dates indicated, or what such results or financial position will be for any future period or as of any future date. EBITDA is operating income plus depreciation, amortization and special charges. The Parent has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Parent's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. The unaudited pro forma consolidated financial data should be read in conjunction with the Parent's audited historical financial statements and notes thereto, the H&H 10-K and other publicly available information regarding H&H.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       FISCAL YEAR ENDED DECEMBER 31, 1997


                                                                        WHX              H&H(1)          ADJUSTMENTS     PRO FORMA
                                                                        ---              ------          -----------     ---------
                                                                                    (In Thousands, Except Per Share Data)

Net Sales..............................................              $642,096         $451,110           $     -        $1,093,206
Cost of products sold (excluding depreciation).........               720,722          337,478             6,408(2)      1,064,608
Depreciation and amortization..........................                49,445           13,509             5,729(3)        68,683
Selling, administrative and general expenses...........                68,190           52,540                 -          120,730
Special charge.........................................                92,701                -                 -           92,701
Operating income (loss)................................              (288,962)          47,583           (12,137)        (253,516)
Interest expense on debt...............................                29,047           14,452            41,472(4)        84,971
Other income...........................................                50,668            2,920            (9,280)(5)       44,308
Income (loss) before income taxes and extraordinary items            (267,341)          36,051           (62,889)        (294,179)
Tax provision (benefit)................................               (93,569)          15,141           (21,444)(6)      (99,872)
Income (loss) before extraordinary items...............              (173,772)          20,910            41,445         (194,307)
Dividend requirement for preferred stock...............                20,657                -                 -           20,657
Income (loss) before extraordinary items applicable to common       $(194,429)         $20,910          $(41,445)       $(214,964)
stock..................................................
Income (loss) per share of common stock before extraordinary                                 -                 -
items - basic and diluted..............................               $(8.83)                                             $(9.76)
Weighted average shares of common stock outstanding -- basic
and diluted............................................               22,028                 -                 -          22,028
OTHER DATA:
Cash flow from:
  Operations...........................................             $(12,916)          $32,897          $(48,752)(8)    $(28,771)
  Investing............................................              (79,724)          (71,149)                - (9)    (150,873)


Financing..............................................               58,622           35,913                   -           94,535
EBITDA, adjusted for special charge(7).................            $(146,816)         $54,684         $         -         $(92,132)
Capital expenditures...................................               36,779           18,460                   -           55,239
Cash, cash equivalent and short-term investments.......             $582,552           $7,259            $(94,858)       $(494,953)
Margin borrowings......................................             (276,618)               -                   -         (276,618)
Cash, cash equivalent and short-term investments,
 net...................................................             $305,934          $ 7,259            $(94,858)        $218,335

          FOOTNOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

------------------------------------
(1) Certain H&H line items have been reclassified, based upon publicly available information, to conform to the Parent's Financial presentation.
(2)      Represents elimination of H&H LIFO liquidation gain.
(3) Represents amortization of goodwill on a straight line basis over 40 years.
(4) Represents interest expense on notes, amortization of related deferred financing costs and interest on H&H borrowings used to make payments to cancel various stock options held by employees and directors of H&H, to make certain severance payments and various other employee-related commitments and to pay certain expenses incurred in connection with the acquisition.
(5) Represents reduction in investment earnings related to cash used to fund a portion of the acquisition.
(6)      Represents income tax benefit on the above adjustments.
(7) H&H EBITDA excludes LIFO gains of $6,408, which LIFO gains are included in cost of sales.
(8) Represents interest expense on notes, interest on H&H borrowings incurred in connection with the acquisition and reduction in investment earnings related to cash used to fund a portion of the acquisition.
(9) Non-recurring adjustments to the balance sheet are presented in the Unaudited Pro Forma Consolidated Balance Sheet.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 1997


                                                                 WHX                 H&H(1)       ADJUSTMENTS          PRO FORMA
                                                                                          (In Thousands)
ASSETS
Current assets:
 Cash and cash equivalents.............................      $    1,002              $7,259             $(6,000)(1)           $2,261
 Short-term investments................................         581,550                  --             (88,858)(2)          492,692
 Trade receivables.....................................          44,993              59,084                    -             104,077
 Inventories...........................................         284,757              77,294           107,000(3)             469,051
 Prepaid expenses, deferred charges and
     other current assets..............................          26,581              14,611             8,462(4)              49,654
         Total current assets..........................         938,883             158,248               20,604           1,117,735
Investment in associated companies.....................          80,409               3,870                    -              84,279
Property, plant and equipment, net.....................         738,660              94,988                    -             833,648
Deferred income taxes..................................         196,966                  --                    -             196,966
Prepaid/intangible pensions............................          76,714              60,659             (69,854)(5)           67,519
Goodwill and other intangibles.........................           4,053              65,058           262,026(6)             331,137
Deferred charges and other assets......................          34,718               9,974                    -              44,692
         Total assets..................................      $2,070,403            $392,797             $212,776          $2,675,976
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
 Trade payables........................................        $123,872             $36,999           $        -            $160,871
 Short-term debt.......................................         366,418                  --            38,884(7)             405,302
 Deferred income taxes - current.......................          32,196                  --            44,940(8)             77,136
 Other current liabilities.............................          86,559              30,008                    -            116,567
Long-term debt due in one year.........................             466                  --                    -                466
         Total current liabilities.....................         609,511              67,007               83,824            760,342
Long-term debt.........................................         350,453             190,880             350,000(9)          891,333
Pension liability......................................         166,652                  --            (133,605)(5)          33,047
Other employee benefit liabilities.....................         427,124                   -               8,504(10)         435,628
Other liabilities......................................          49,979              22,502              23,456(8)           95,937
         Total liabilities.............................       1,603,719             280,389             332,179           2,216,287
Redeemable common stock................................           4,808                   -                    -              4,808
Stockholders' equity:
 Preferred stock.......................................             589                   -                    -                589
 Common stock..........................................             193              14,611             (14,611)(11)            193
 Treasury stock (at cost)..............................         (2,218)            (45,586)              45,586(11)          (2,218)



Unrealized gain on securities.........................           24,237                   -              (6,995)(12)        17,242
Foreign currency translation adjustment................               -              (1,462)              1,462(11)              -
Additional paid-in capital.............................         602,657              14,410             (14,410)(11)       602,657
Accumulated earnings (deficit).........................       (163,582)             130,435            (130,435)(11)      (163,582)
         Total stockholders' equity....................         461,876             112,408            (119,403)           454,881
                                                                                                                           =======
         Total liabilities and stockholders' equity....      $2,070,403            $392,797             $212,776        $2,675,976


           FOOTNOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

------------------------------
(1) Represents certain estimated H&H advisory and professional fees related to the acquisition.
(2) Reflects the Parent cash used to fund a portion of the purchase price of the acquisition and the use of the H&H Shares, valued as of December 31, 1997, currently owned by the Parent to fund a portion of the purchase price of the acquisition.
(3)      Represents adjustment to reflect inventories at estimated fair value.
(4) Represents adjustment to reduce funded supplemental retirement benefits of $1,700 and to reflect deferred tax benefits related to cancellation of stock options, severance payments and other benefits of $10,162.
(5) Represents adjustment of H&H pension asset to fair value and to reflect the merging of the Parent and H&H defined benefit pension plans, based upon the historical actuarial assumptions of the separate plans.
(6) Represents the excess of acquisition cost over fair market value of net assets acquired ($248,026) and deferred transaction fees and expenses ($14,000). Fixed assets have not been stated at fair value, as this information is not readily available. The following sets forth the calculation of additional goodwill associated with the acquisition:

Purchase price.............................................$431,864
Historical net assets acquired............................. 112,408)
Fair market value adjustments...............................(93,852)
Transaction fees and expenses...............................(14,000)
H&H acquisition related fees and expenses, net of tax........36,422
Additional goodwill........................................$248,026

(7) Represents debt incurred by H&H to make payments to cancel various stock options held by employees and directors of H&H, to make certain severance payments and various other employee-related commitments and to pay certain expenses incurred in connection with the acquisition.
(8)      Represents deferred taxes on fair market value adjustments.
(9)      Represents the issuance of the Notes.
(10) Represents adjustment to reclassify historical H&H retiree medical liabilities from prepaid pension and to reflect liability at fair value.
(11) Represents adjustment to eliminate common shareholder equity accounts of H&H.
(12) Reflects the elimination of unrealized gain on H&H Shares held by the Parent as of December 31, 1997.

         Manually executed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:


                        HARRIS TRUST COMPANY OF NEW YORK



                  By Mail:                 By Hand/Overnight Deliver:
            Wall Street Station                 Receive Window
               P.O. Box 1023                    Wall Street Plaza
          New York, NY 10268-1023           88 Pine Street, 19th Floor
                                             New York, NY 10005

                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                                 (212) 701-7636

                         For Information (call collect):
                                 (212) 701-7624





         Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                            Telephone: (212) 750-5833
                                       or
                         CALL TOLL FREE: (888) 750-5834


                                  [Back Cover]